BECK & COMPANY, LLC
120 WEST 45TH STREET
NEW YORK, NY 10036

   CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-115997, No. 333-11801, No. 333-46883, No. 333-29003, No. 333-46094, No. 333-61170 and No. 333-68686) and in the related Prospectus and Forms S-8 (No. 333-87235, No. 333-66283, No. 333-66273, No. 333-45359, No. 333-04526, No. 333-38814, No. 333-102163 and No. 333-102174) pertaining to the Stock Option Plans, of Reckson Associates Realty Corp., of our report dated December 20, 2005, with respect to the Statement of Revenues and Certain Expenses of EAB Plaza for the year ended December 31, 2004, included in this Current Report on Form 8-K and to the naming of our firm as experts in accounting and auditing in respect of the matters covered in such report in any prospectus issued pursuant to any of the foregoing Registration Statements.

/s/ Beck & Company, LLC

New York, New York
December 20, 2005